Exhibit 99.1

UBIQUITI INC. REPORTS FIRST QUARTER FISCAL 2027 FINANCIAL RESULTS
~ Record Revenues of $1,026.2 million ~
~ GAAP Diluted Earnings Per Share of $5.29 ~

New York, NY - November 6, 2026 - Ubiquiti Inc. (NYSE: UI) ("Ubiquiti" or the "Company") today announced its financial results for the first quarter ended September 30, 2026.

First Quarter Fiscal 2027 Financial Summary
•Revenues of $1,026.2 million
•GAAP diluted EPS of $5.29
•Non-GAAP diluted EPS of $5.32

Additional Financial Highlight

•The Company's Board of Directors declared a $1.00 per share cash dividend payable on November 23, 2026, to shareholders of record at the close of business on November 16, 2026.

Financial Highlights ($ in millions, except per share data)
(Unaudited)

Income statement highlights	1QF27	4QF26	1QF26
Revenues	1,026.2	937.3	733.8
Enterprise Technology	941.3	868.3	657.1
Service Provider Technology	84.9	69.0	76.6
Gross profit	485.3	429.3	337.4
Gross Profit Margin (%)	47.3%	45.8%	46.0%
Total Operating Expenses	93.9	89.3	75.7
Income from Operations	391.5	340.0	261.7
GAAP Net Income	320.5	284.9	207.9
GAAP EPS (diluted)	5.29	4.70	3.43
Non-GAAP Net Income	322.0	286.5	209.3
Non-GAAP EPS (diluted)	5.32	4.73	3.46

Ubiquiti Inc. Revenues by Product Type ($ In thousands) (Unaudited)
	Three Months Ended September 30,
	2026	2025
Enterprise Technology	$941,344	$657,147
Service Provider Technology	84,904	76,626
Total revenues	$1,026,248	$733,773

Ubiquiti Inc. Revenues by Geographical Area ($ In thousands) (Unaudited)
	Three Months Ended September 30,
	2026	2025
North America	$541,689	$382,824
Europe, the Middle East and Africa	378,134	263,120
Asia Pacific	67,103	53,124
South America	39,322	34,705
Total revenues	$1,026,248	$733,773

Income Statement Items
Revenues
Revenues for the first quarter of fiscal 2027 were $1,026.2 million, representing an increase from the prior quarter of 9.5% and an increase from the comparable prior year period of 39.9%.
The growth in revenues over the prior quarter and the comparable prior year period was driven by an increase in revenue from both our Enterprise Technology and Service Provider Technology platforms.
Gross Profit Margin - Gross Profit as a percentage of Revenue
During the first quarter of fiscal 2027, GAAP gross profit was $485.3 million. GAAP gross profit margin of 47.3% increased by 1.5 percentage points as compared to the prior quarter GAAP gross profit margin of 45.8% and increased by 1.3 percentage points as compared to the comparable prior year period GAAP gross profit margin of 46.0%.
The increase in gross profit margin as compared to the prior quarter and the comparable prior year period was primarily driven by lower indirect costs, offset in part by higher component costs.

Since the fourth quarter of fiscal 2026, the Company has experienced an increase in certain component costs. Component costs may continue to rise, and availability may remain constrained. These factors may result in near-term pressure on our gross profit margins, particularly to the extent we are unable to offset higher component costs through pricing or other measures. In addition, ongoing supply constraints could limit our ability to meet customer demand and negatively impact our revenues and gross profit margins.

Research and Development
During the first quarter of fiscal 2027, research and development ("R&D") expenses were $53.2 million. This is consistent with the prior quarter's R&D expenses of $53.0 million and reflects an increase compared to the R&D expenses of $48.5 million in the comparable prior year period.
The increase in R&D expenses as compared to the comparable prior year period was primarily driven by higher software expenses, employee-related expenses and facility costs.

Sales, General and Administrative
The Company’s sales, general and administrative ("SG&A") expenses for the first quarter of fiscal 2027 were $40.6 million. This reflects an increase as compared to the SG&A expenses of $36.3 million in the prior quarter and an increase compared to the SG&A expenses of $27.1 million in the comparable prior year period.
The increase in SG&A costs as compared to the prior quarter was primarily attributable to higher professional fees and provision for credit losses on accounts receivable, offset in part by lower marketing expenses. The increase in SG&A as compared to the comparable prior year period was primarily driven by higher professional fees, credit card processing fees arising from incremental webstore sales, employee-related expenses, and provision for credit losses on accounts receivable.
Interest Income (Expense) and Other, net
During the first quarter of fiscal 2027, the Company reported interest income (expense) and other, net ("I&O") income of $6.2 million. This reflects an increase as compared to the I&O income of $3.1 million in the prior quarter. In the comparable prior year period, the Company had reported I&O expense of $3.2 million.

The increase in I&O income compared to the prior quarter was primarily driven by higher interest income on invested cash. The increase in I&O income as compared to the comparable prior year period was primarily attributable to higher interest income on invested cash and lower interest expense driven by a decrease in outstanding debt.
Net Income and Earnings Per Share
During the first quarter of fiscal 2027, GAAP net income was $320.5 million and non-GAAP net income was $322.0 million. This reflects an increase in GAAP net income and non-GAAP net income from the comparable prior year period by 54.2% and 53.8%, respectively. The primary factors contributing to this growth were higher revenues and increased gross profit. First quarter fiscal 2027 GAAP earnings per diluted share was $5.29 and non-GAAP earnings per diluted share was $5.32. Both measures increased from the comparable prior year period, with GAAP and non-GAAP earnings per diluted share increasing by 54.2% and 53.8%, respectively.
About Ubiquiti Inc.

Ubiquiti builds UniFi, a unified platform for networking, physical security, storage, and building technology that lets any organization run enterprise-grade infrastructure without licenses or subscriptions. By designing hardware and software as one coherent system, Ubiquiti has redefined what an IT company can be: a design house that ships complete, world-class infrastructure at a fraction of incumbent cost and eliminates the rent-extraction model that has defined enterprise technology for decades. Ubiquiti is headquartered in New York and serves organizations globally through its direct webstores and worldwide partner community.

Ubiquiti and the U logo are trademarks or registered trademarks of Ubiquiti and/or its affiliates in the United States and other countries. For more information, please visit www.ui.com.
Investor Relations Contact
Ubiquiti Inc.
Investor Relations
ir@ui.com

Ph. 1-646-780-7958
Safe Harbor for Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as "look", "will", "anticipate", "believe", "estimate", "expect", "forecast", "consider" and "plan" and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include the statement regarding our intention to pay quarterly cash dividends, any statement regarding the cost and availability of components, any statements or assumptions underlying the foregoing, and any statement regarding future events and the future financial performance of Ubiquiti Inc. that involves risks or uncertainties.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not limited to, the impact of U.S. tariffs on our operations and financial results; the impact of public health problems on results; fluctuations in our operating results; varying demand for our products due to the financial and operating condition of our distributors and their customers, and our distributors’ inventory management practices; political and economic conditions and volatility affecting the stability of business environments, economic growth, currency values, commodity prices and other factors that may influence the ultimate demand for our products in particular geographies or globally; impact of counterfeiting and our ability to contain such impact; our reliance on a limited number of distributors; inability of our contract manufacturers and suppliers to meet our demand; our dependence on chipset suppliers for chipsets without a short-term alternative; as we move into new markets, competition from certain of our current or potential competitors who may be more established in such markets; our ability to keep pace with technological and market developments; success and timing of new product introductions by us and the performance of our products generally; our ability to effectively manage the significant increase in our transactional sales volumes; we may become subject to warranty claims, product liability and product recalls; that a majority of our sales are into countries outside the United States and we are subject to numerous U.S. export control and economic sanctions laws; costs related to responding to government inquiries related to regulatory compliance; our reliance on certain key members of our management team, including our founder and chief executive officer, Robert J. Pera; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; whether the final determination of our income tax liability may be materially different from our income tax provisions; the impact of any intellectual property litigation and claims for indemnification; litigation related to U.S. securities laws; and social, economic and political conditions in the United States and abroad, including the impact of the military conflict between Russia and Ukraine and the tension between China and Taiwan. We discuss these risks in greater detail under the heading "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended June 30, 2026, and subsequent filings with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC’s website at www.sec.gov. Copies may also be obtained by contacting the Ubiquiti Inc. Investor Relations Department, by email at IR@ui.com or by visiting the Investor Relations section of the Ubiquiti Inc. website, https://ir.ui.com/.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. Except as required by law, Ubiquiti Inc. undertakes no obligation to update information contained herein. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Ubiquiti Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,
	2026	2025
Revenues	$1,026,248	$733,773
Cost of revenues	540,900	396,364
Gross profit	485,348	337,409
Operating expenses:
Research and development	53,241	48,543
Sales, general and administrative	40,640	27,144
Total operating expenses	93,881	75,687
Income from operations	391,467	261,722
Interest income (expense) and other, net	6,162	(3,182)
Income before income taxes	397,629	258,540
Provision for income taxes	77,166	50,664
Net income	$320,463	$207,876
Net income per share of common stock:
Basic	$5.29	$3.44
Diluted	$5.29	$3.43
Weighted average shares used in computing net income per share of common stock:
Basic	60,524	60,499
Diluted	60,564	60,559

Ubiquiti Inc. Reconciliation of GAAP Net Income to Non-GAAP Net Income (In thousands, except per share data) (Unaudited)
	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Net Income	$320,463	$284,902	$207,876
Share-based compensation:
Cost of revenues	81	76	70
Research and development	1,345	1,403	1,311
Sales, general and administrative	595	563	503
Tax effect of Non-GAAP adjustment relating to Share-based compensation	(482)	(485)	(450)
Non-GAAP net income	$322,002	$286,459	$209,310
Non-GAAP diluted EPS	$5.32	$4.73	$3.46

Shares outstanding (Diluted)	60,564	60,575	60,559
Weighted-average shares used in Non-GAAP diluted EPS	60,564	60,575	60,559
Use of Non-GAAP Financial Information
To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use non-GAAP measures of net income and earnings per diluted share that are adjusted to exclude certain costs, expenses and gains such as share-based compensation expense and the tax effects of these non-GAAP adjustments.

Reconciliations of the adjustments to GAAP results for the periods presented are provided above. In addition, an explanation of the ways in which management uses non-GAAP financial information to evaluate its business, the substance behind management’s decision to use this non-GAAP financial information, material limitations associated with the use of non-GAAP financial information, the manner in which management compensates for those limitations, and the substantive reasons management believes that this non-GAAP financial information provides useful information to investors is included under the paragraphs below.
Usefulness of Non-GAAP Financial Information to Investors
We believe that the presentation of non-GAAP net income and non-GAAP earnings per diluted share provides important supplemental information regarding non-cash expenses, significant items that we believe are important to understanding our financial and business trends relating to our financial condition and results of operations. Non-GAAP net income and non-GAAP earnings per diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods and by management and our board of directors to determine whether our operating performance has met specified targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per diluted share when evaluating operating performance because it believes that the exclusion of the items described below, for which the amounts or timing may vary significantly depending upon the Company’s activities and other factors, facilitates comparability of the Company’s operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our business and the valuation of our Company.

About our Non-GAAP Net Income and Non-GAAP Earnings per Diluted Share
We compute non-GAAP net income and non-GAAP earnings per diluted share by adjusting GAAP net income and GAAP earnings per diluted share to remove the impact of certain adjustments and the tax effect of those adjustments. Items excluded from net income are:

• Share-based compensation expense and
• Tax effect of non-GAAP adjustments, applying the principles of ASC 740.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results.

For more information on the non-GAAP adjustments, please see the table captioned "Reconciliation of GAAP Net Income to Non-GAAP Net Income" included in this press release.

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